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                                                                    EXHIBIT 99.3

                          FLEETWOOD ENTERPRISES, INC.
                           FLEETWOOD CAPITAL TRUST II
                               EXCHANGE OFFER OF
   9.75% CONVERTIBLE TRUST PREFERRED SECURITIES DUE 2013 OF FLEETWOOD CAPITAL
                                   TRUST II,
WHICH WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PRIOR TO
                                    CLOSING,
        FOR UP TO $86.25 MILLION IN AGGREGATE LIQUIDATION AMOUNT OF THE
 6% CONVERTIBLE TRUST PREFERRED SECURITIES DUE 2028 OF FLEETWOOD CAPITAL TRUST
                               AND CASH OFFER OF
   9.75% CONVERTIBLE TRUST PREFERRED SECURITIES DUE 2013 OF FLEETWOOD CAPITAL
                                    TRUST II

                                                                December 5, 2001

To:  Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

    Fleetwood Enterprises, Inc. ("Fleetwood") and Fleetwood Capital Trust II (the "New Trust," and together with Fleetwood, the "Company") are offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated December 5, 2001 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") an aggregate liquidation amount of the New Trust's 9.75% Convertible Trust Preferred Securities due 2013 (the "Exchange Preferred Securities") for up to $86.25 million in aggregate liquidation amount of 6% Convertible Trust Preferred Securities due 2028 (the "Existing Preferred Securities") of Fleetwood Capital Trust (the "Existing Trust") held by the registered holders thereof (the "Holders").

    In conjunction with the Exchange Offer, we are also offering investors the right to purchase up to an aggregate of $50.0 million in liquidation amount of Exchange Preferred Securities (the "Cash Offer"). See the section titled "Cash Offer for Additional Exchange Preferred Securities," beginning on page 79 of the Prospectus.

    We are requesting that you contact your clients for whom you hold Existing Preferred Securities regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Preferred Securities registered in your name or in the name of your nominee, or who hold Existing Preferred Securities registered in their own names, we are enclosing the following documents:

    1.  Prospectus dated December 5, 2001;

    2. The Letter of Transmittal for your use and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A form of letter which may be sent to your clients for whose account you hold Existing Preferred Securities registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

    5. A Letter to Holders of Existing Preferred Securities and The Depository Trust Company from Fleetwood Enterprises, Inc.'s Chairman, bringing to their attention certain important information regarding the Exchange Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer, at The Bank of New York, 101 Barclay Street--1st Floor, New York, New York 10286.

    Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City Time, on January 4, 2002, unless extended by the Company (the "Expiration Date"). Existing Preferred
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Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company's ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

    If a Holder of Existing Preferred Securities desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the section titled "The Exchange Offer--Guaranteed Delivery Procedures," beginning on page 74 of the Prospectus.

    The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Preferred Securities held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Preferred Securities pursuant to the Exchange Offer, except as set forth in INSTRUCTION 5 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Information Agent for the Exchange Offer, D.F. King & Co., Inc., toll-free at
(800) 290-6428.

                                          Very truly yours,
                                          Fleetwood Enterprises, Inc.
                                          Fleetwood Capital Trust II

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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